EXHIBIT 99.2

Unaudited condensed combined pro forma balance sheet as of March 31, 2008; and unaudited condensed combined pro forma statement of operations for the period from inception through March 31, 2008

Blue Earth Solutions, Inc.
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

	RM Health International	Blue Earth Solutions				Adjusted
	Inc.	Inc.	Combined	Pro Forma		ProForma
	As of March 31, 2008		Totals	Adjustments	AJE	Totals

ASSETS

Current Assets:
Cash	$10,350	$15,150	25,500	$-		$25,500
Accounts receivable	-	-	-	-		-
Deposits	1,000	-	1,000	-		1,000
Other current assets	-	-	-	-		-

Total Current Assets	11,350	15,150	26,500	-		26,500

Fixed Assets, Net:	-	545,417	545,417	-		545,417

TOTAL ASSETS	$11,350	$560,567	$571,917	$-		$571,917

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$3,160	$-	$3,160	$-		$3,160
Related party payable	9,750	200,000	209,750	-
Other current liabilities	-	-	-	-		-

Total Current Liabilities	12,910	200,000	212,910	-		212,910

Long-Term Liabilities:
Convertible notes payable	-	-	-	-		-

Total Long-Term Payables	-	-	-	-		-

Total Liabilities	12,910	200,000	212,910	-		212,910

Stockholders' Equity:
Preferred stock	-	437	437	-		437
				-
Common stock	6,759	7,000	13,759	14,000	[1]	27,759
				-
Additional paid-in capital	20,926	357,713	378,639	(14,000)	[1]	335,394
				(29,245)	[2]

Accumulated deficit	(29,245)	(4,583)	(33,828)	29,245	[2]	(4,583)

Total Stockholders' Equity	(1,560)	360,567	359,007	-		359,007

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$11,350	$560,567	$571,917	$-		$571,917

____________________________	-	-	-	-		-

	[1] To record the issuance of 21,000,000 shares of common stock in the acquisition of Blue Earth Solutions, Inc.

	[2] To eliminate accumulated defict of RM Health International, Inc.

Blue Earth Solutions, Inc.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

	RM Health International Inc.	Blue Earth Solutions Inc.	Combined		Pro-Forma Adjusted Combined
	For the Three Months Ended March 31, 2008		Totals	Adjustments	Totals

REVENUES

Sales revenue	$-	$-	$-	$-	$-
Other revenue	-	-	-	-	-

Total Revenues	-	-	-	-	-

COST OF SALES	-	-	-	-	-

GROSS PROFIT	-	-	-	-	-

OPERATING EXPENSES

General and administrative	2,797	-	2,797	-	2,797
Depreciation and amortization	-	4,583	4,583	-	4,583

Total Costs and Expenses	2,797	4,583	7,380	-	7,380

OPERATING LOSS	(2,797)	(4,583)	(7,380)	-	(7,380)

OTHER INCOME (EXPENSE)

Interest expense	-	-	-	-	-
Other income	-	-	-	-	-

Total Other Income (Expense)	-	-	-	-	-

NET LOSS	$(2,797	$(4,583)	$(7,380)	$-	$(7,380)